EXHIBIT 10.4

JOINT POWER SUPPLY AGREEMENT

Dated February 2, 1967

Between

WISCONSIN POWER AND LIGHT COMPANY

WISCONSIN PUBLIC SERVICE CORPORATION, AND

MADISON GAS AND ELECTRIC COMPANY

JOINT POWER SUPPLY AGREEMENT

Wisconsin Power land Light Company,

Wisconsin Public Service Corporation, and

Madison Gas and Electric Company

THIS AGREEMENT is made and entered into this 2nd day of February, 1967, by and between Wisconsin Power and Light Company, a Wisconsin corporation (hereinafter called "Power Company"), Wisconsin Public Service Corporation, a Wisconsin corporation (hereinafter called "Service Company"), and Madison Gas and Electric Company, a Wisconsin corporation (hereinafter called "Electric Company"), the parties collectively being hereinafter called the "Companies",

WITNESSETH - that:

WHEREAS, each if the Companies owns electric facilities and is engaged in the generation, transmission and distribution of electric power and energy, purchases and sales thereof from and to the other Companies and other interconnected electric utilities, and sales thereof to customers within the respective geographical areas served by the Companies, and

WHEREAS, the companies, for the purpose of obtaining the benefits of advanced technologies and the economies of scale, and of making most effective use of power generation and transmission facilities, and for the purpose of assuring and supplying economical and reliable electric power to their respective customers, desire to mutually plan and share in the ownership of certain major generation and transmission facilities, and

WHEREAS, the parties have individually and collectively studied and established terms and conditions which are fair and equitable to the parties individually and collectively under which coordinated installation and operation of generating and interconnection facilities shall be effected.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein set forth, the parties agree as follows:

ARTICLE I

Power Pool Agreements

Section 1.01. Entry into Agreement. The Companies agree to enter into a new Power Pool Agreement upon terms substantially the same as those now in effect between Power Company and Service Company under their Power Pool Agreement dated December 29, 1960 and supplemental letter agreement 'dated November 27, 1964, but modified in order to (a) include Electric Company as a participant with representation on the Operating Committee thereunder, (b) provide for common ownership of facilities when so agreed by the Companies herein or hereafter, (c) provide that if any Company is not afforded the opportunity of ownership participation in the approximate ratio of its maximum "Accredited Demand" to the combined maximum "Accredited Demands" of the Companies in the first major unit constructed by any of the Companies subsequent to the 1976 Unit, such Company at any time after said subsequent unit is committed may itself build capacity which will be Accredited Capacity beginning with commercial operation of the first major unit constructed by any other Company or Companies subsequent to the 1976 Unit, (d) change the Contract Energy Rate from 0.5¢ per kilowatt hour to 0.4¢ per kilowatt hour, and (e) give effect to Sections 1.02 and 1.03 hereof.

Section 1.02. Term of New Power Pool Agreement. Such new Power Pool Agreement shall be executed and go into effect as soon as practicable after the date hereof arid shall remain in effect until cancelled by five years notice in writing from one Company to the others but in no event shall it be cancelled or terminated prior to December 31, 1980. Notwithstanding the effective date of such new Power Pool Agreement, it is understood and agreed that the purchase and sale by the participants of Participation Capacity and Contract Energy thereby provided shall not commence until January 1, 1970.

Section 1.03. Agreement Not Superseded. Notwithstanding the general provisions of such new Power Pool Agreement, there shall remain in effect and shall not be superseded thereby the agreement which is hereby confirmed, for the purchase (indicated by parentheses below) and the sale among the three Companies of megawatts of capacity for the respective calendar years, as follows:

Years	Power Company	Service Company	Electric Company
1970	10	(1)	(9)
1971	10	(1)	(9)
1972	14	(3)	(11)
1973	40	(15)	(25)
1974	27	(9)	(18)
1975	27	(9)	(18)
1976	(12)	19	(7)
1977	(12)	19	(7)
1978	(12)	19	(7)
1979	(12)	19	(7)
1980	(12)	19	(7)

all at a capacity charge of $1.67 per kilowatt per month and at a rate for energy furnished thereunder of 0.4¢ per kilowatt hour, said charge and rate being subject to change hereafter by mutual consent. The foregoing capacity purchases and sales shall not be taken into account in determining the Accredited Capacity, Accredited Demand or Capacity Responsibility of the respective Companies under such new Power Pool Agreement.

ARTICLE II

Edgewater 330 MW Unit #4 (1969)

Section 2.01. Ownership Shares. Power Company and Service Company agree to enter into a separate agreement providing for the payment for and ownership by them, as tenants in common, of the proposed new 330,000 Kilowatt Unit #4 at a location adjacent to Power Company's present Edgewater Plant at Sheboygan, Wisconsin, with undivided ownership interests in the proportions of 68.2% by Power Company and 31.8% by Service Company, and their participation in the cost of operation and maintenance and in the energy output of said Unit #4 in the same proportions.

Section 2.02. Effect on Pooling Obligations. The capacity and output of Edgewater Unit #4 shall be treated for the purposes of all power pool agreements between any or all of the Companies the same as though the ownership participations were separate plants owned by Power Company and Service Company, respectively.

Section 2.03. Construction and Operation Responsibility. Edgewater Unit #4 shall be constructed, completed and operated under the direct supervision of Power Company, and under the general policy supervision of an Operating Committee constituted as provided under Article 8 of the Interconnection Agreement dated January 5, 1966 between Power Company and Service Company, with details of administration of construction and operation otherwise upon terms substantially as provided in Article III hereof in respect to the Nuclear Plant, except as Power Company and Service Company may otherwise agree. Power Company and Service Company will use their best efforts toward the end that Edgewater Unit #4 will be completed, and commercial operations commenced, on or about December 1, 1969.

ARTICLE III

Nuclear 527 MW Plant (1972)

Section 3.01. Ownership Shares. The Companies hereby provide for the construction and operation of a nuclear energy plant (herein called the "Nuclear Plant") of approximately 527,000 KW name-plate capacity, to be located in northeastern Wisconsin, and to be owned by the Companies as tenants in common with undivided ownership interests as follows (in this Article III referred to as their respective "Ownership Shares"):

%
Wisconsin Power and Light Company	41.0
Wisconsin Public Service Corporation	41.2
Madison Gas and Electric Company	17.8

Section 3.02. Construction Committee. Construction of the Nuclear Plant shall be carried out by the Companies under the direct supervision and direction of Service Company and under the general policy supervision and direction of a Construction Committee to be established by the Companies. All of the Companies shall be represented on the Construction Committee and the voting power of the representatives of each Company shall be in proportion to the Ownership Share of such Company. The vote of the representatives of Companies having Ownership Shares aggregating more than 50% shall be controlling on any question to be determined by the Construction Committee. The Companies and their representatives on the Construction Committee shall use their best efforts toward the end that the Nuclear Plant will be completed, and commercial operation commenced, on or about June 1, 1972.

Section 3.03. Scope of Plant. The Nuclear Plant to be so owned in common shall consist of the site and all property of the character of electric plant, as defined in the Uniform System of Accounts referred to in Section 3.07 hereof, which shall be included in the general or detailed Nuclear Plant and site plans approved from time to time by the Construction Committee, and shall include the substation facilities (up to and including the 345 KV bus) required to tie the Nuclear Plant to the 345 KV transmission system referred to in Article IV. The present estimate of the completed cost of the Nuclear Plant (exclusive of nuclear fuel and interest during construction) is $72,300,000.

Section 3.04. Initial Major Contracts. Service Company is hereby authorized and directed, in the name of and as agent for Power Company and Electric Company and also in its own behalf (all in the same percentages of interest as their respective Ownership Shares), forthwith to enter a firm contractual commitment (subject to regulatory approvals) with Westinghouse Electric Corporation in accordance with its proposal dated October 21, 1966 as modified by its letter dated December 7, 1966, covering the nuclear steam supply and turbine generator.

Section 3.05. Other Contracts. The Companies shall, with reasonable expedition, enter into or authorize the entry on their behalf into other contracts (which may be purchase order contracts) providing for (a) the purchase of materials, equipment and service for, and construction of, the Nuclear Plant and (b) insurance to insure all work under construction against risks usually insured against for such work. Each initial or other contract shall provide, among other things, that the performance of the contract shall be for the account of, and the charges therefor shall be billed to, and paid by the Companies in proportion to their respective Ownership Shares and that the invoices for such billing (Contractor's Invoice or Invoices) shall be submitted in the names of the Companies, in the care of Service Company. For their convenience the Companies may authorize Service Company or an individual or individuals to execute and deliver on behalf of the Companies all such other contracts to be entered into pursuant to this Section.

Section 3.06. Books and Records. Books of account and records containing details of the items of cost applicable to the construction of the Nuclear Plant and to its operation and maintenance shall be kept by the Operating Company referred to in Section 3.10 and shall be open to examination at any time by the other Companies or their representatives. The Operating Company shall furnish the Companies with summaries or counterparts of such books of account and records as may be necessary to satisfy all applicable regulatory requirements.

Section 3.07. Expenditures. All expenditures in respect of the Nuclear Plant shall be accounted for in accordance with the Uniform System of Accounts prescribed by the Federal Power Commission for Public Utilities and Licensees (Class A and B Electric Utilities).

All expenditures (including, but not limited to, expenditures for administration, labor, special training costs, payroll taxes, employee benefits, maintenance, materials, research and development, supplies and services), for the licensing, construction, operation and maintenance of the Nuclear Plant and for renewals, replacements, additions and retirements in respect thereof shall be shared by the Companies in proportion to their Ownership Shares. Expenditures of Service Company incurred prior to or after the date of this Agreement in connection with preliminary planning for the Nuclear Plant shall be treated as expenditures on behalf of all of the Companies and the other Companies shall reimburse Service Company for their respective ownership proportions of the cost thereof.

Interest charges on borrowed funds, income taxes, and property, business and occupation and like taxes, of each Company shall be borne entirely by such Company; and such items, as well as depreciation, amortization, and interest charged to construction, shall not be deemed expenditures for purposes of this Section.

Section 3.08. Funds. Whenever and so long as the Operating Company or a majority of the Companies may so demand, the Companies shall maintain a joint account or accounts (collectively, the "Joint Account") in a bank or banks approved by the Operating Company, the title of which Joint Account shall be in the respective Companies in proportion to their Ownership Shares. While so maintained and unless otherwise agreed by the Companies, all construction and capital expenditures, and all other expenditures referred to in the second paragraph of Section 3.07, shall be paid out of the Joint Account.

From time to time the Operating Company may request the Companies to advance such amount as is then needed for cash working capital for the plant project. Within ten days thereafter, or from time to time as specified in such request, the Companies, pro rata according to their respective Ownership Shares, shall deposit the amount specified in such request. Such deposit shall be made in the Joint Account, if such account is being maintained at the time for such purpose; otherwise, such deposit shall be made to the credit of the Operating Company in a bank designated by it.

As promptly as practicable after the end of each month the Operating Company shall send to each of the Companies a statement in reasonable detail of all expenditures for such month and the amount of each Company's share thereof.

The Operating Company shall cause to be drawn and to be delivered on behalf of the Companies, from funds so provided, checks or drafts in payment of expenditures. Funds so provided shall be disbursed in accordance with sound accounting and disbursement procedures. All persons authorized to handle or disburse funds from the Joint Account shall be bonded in favor of the Companies as their respective interests may appear, for such amounts as the Construction Committee may determine. The Operating Company accepts sole responsibility for the handling or disbursement of funds deposited to its credit.

Section 3.09. Default. During any period that a Company is in default in whole or in part in performing any of its obligations under this Article III, such Company shall be obligated to pay any damages to the non-defaulting companies resulting from the default, and in case of a default in making any payment then required under this Article III, (a) such Company shall be entitled to no energy from the Nuclear Plant during such period and (b) the non-defaulting Companies shall be entitled to all of the energy from the Nuclear Plant in proportion to their Ownership Shares. No such default shall affect any Company's ownership interest, or any Company's obligations under Sections 3.07 and 3.08.

Section 3.10. Operation and Maintenance. The Companies shall establish an Operating Committee for the purpose of establishing general policies for the operation and maintenance of the Nuclear Plant. All of the Companies shall be represented on the Operating Committee and the voting power of the representatives of each Company shall be in proportion to the Ownership Share of such Company. The vote of the representatives of Companies having Ownership Shares aggregating more than 50% shall be controlling on any question to be determined by the Operating Committee. The Operating Committee shall meet at the call of any member.

The Nuclear Plant will be directly operated and maintained by the "Operating Company" in accordance with good utility operating practices and the general policies to be established by the Operating Committee. Until otherwise agreed by all of the Companies, Service Company shall be the Operating Company, and the Atomic Energy Commission licensee. It shall operate and maintain the Nuclear Plant in the same manner as if it were one of its own generating stations, utilizing its own employees and supervisory personnel as required in the performance of this Agreement, and any independent technical advisors which it may select, and otherwise acting in all respects as though it were an independent contractor engaged by the Companies to be responsible for the result to be attained, i.e. generation of power and energy at the Nuclear Plant, as economically as possible, and delivery thereof to the connected 345 KV transmission system for transmission to the Companies, the Operating Company having sole responsibility for the specific manner of attaining that result. During operation conditions which the Operating Company in its sole judgment deems abnormal, the Operating Company shall take such action as it deems appropriate to safeguard equipment and to maintain service of the Nuclear Plant.

In hiring additional employees for work at the Nuclear Plant, the Operating Company will give reasonable preference to qualified employees of the other two Companies who express their desire to work at the Nuclear Plant and have the consent of their respective Companies to make an application.

Section 3.11. Renewals, Replacements, Additions and Retirements. Renewals and replacements necessary for the operation of the Nuclear Plant shall be made as required by good utility operating practice. Renewals, replacements, additions, and retirements (and related dispositions and sales) shall be effected by the Operating Company subject to the general policies established by the Operating Committee. Retirements, sales and other dispositions of the Nuclear Plant property shall be effected only in a manner consistent with the Companies' respective mortgage indentures, if any.

Section 3.12. Title to Property. Title to all property, whether real, personal or mixed and whether tangible or intangible and including without limitation property acquired for use or consumption in connection with its construction, operation or maintenance, and all options or contract rights for the acquisition of real property as the proposed site or as alternate sites for the Nuclear Plant, now owned or hereafter acquired or constructed for the purposes of the Nuclear Plant, whether held at any time or from time to time in the name or names of one or more of the Companies or of any nominee, agent or contractor of any one or more of the Companies, shall at all times be in the Companies as tenants in common with undivided interests in proportion to their Ownership Shares. Construction, acquisitions and purchases shall be made in such manner that title shall vest in accordance with the foregoing. All titles and interests of the Companies as such tenants in common shall be subject from inception to the provisions of Article VI hereof. Any alternative property acquired but not necessary for the Nuclear Plant shall be disposed of in accordance with the direction by the Construction Committee.

Section 3.13. Mutual Confirmation of Title. In order further to confirm and establish their intended ownership in accordance with their respective Ownership Shares, each of the Companies hereby sells, assigns and transfers to the other Companies, as tenants in common, all legal, equitable or other interest in any property referred to in Section 3.12 whether now owned or hereafter acquired, which it may at any time have in excess of its respective Ownership Share, in each case in such proportions to each other Company so that the en tire interest of the Companies in such property shall be owned in the manner and in the respective Ownership Shares herein provided.

Each of the Companies agrees that from time to time, upon request by either of the other Companies, it will execute and deliver such further documents or instruments of transfer or confirmation of titles as may in the opinion of counsel for the requesting Company be necessary or advisable to legally effectuate and carry out the intent and purpose of this Agreement.

Section 3014. Power and Energy. Subject to Sections 3.09 and 3.10, each Company shall at all times have full ownership of and available to it at the Nuclear Plant the portion of the generating capability of the Nuclear Plant and the energy associated therewith, corresponding to its Ownership Share. Each Company shall keep the Operating Company informed as to the amount of power it requires to be generated for it. Subject to its capability, operating conditions and necessary or unavoidable outages, the Nuclear Plant shall be operated so as to produce a minimum output equal to the sum of the power requirements of the Companies therefrom.

ARTICLE IV

345 KV Transmission Line

Section 4.01. Initial Line Route. In order to carry out the coordination and most effective use of power supplies in accordance with the Power Pool Agreements referred to in Section 1.01, and in order to make available to their respective service areas or to other purchasers their respective shares of the output of Edgewater Unit #4, the Nuclear Plant and the 1976 Unit, the Companies agree severally to construct and place in operation, not later than the date of completion of the Nuclear Plant, a 345 KV transmission line, commencing at the Nuclear Plant and extending to the vicinity of Madison via Green Bay, North Appleton substation, Fond du Lac and the 1976 Unit location.

Section 4002. Line Ownership. Ownership of the 345 KV transmission line shall not be in tenancy in common but shall be several and individual by segments as follows:

Owner	Terminal Points
Wisconsin Public Service Corporation	Nuclear Plant* - Green Bay - North Appleton - Oshkosh
Wisconsin Power and Light Company	Oshkosh - Fond du Lac**
Madison Gas and Electric Company	Fond du Lac - 1976 Unit location - Madison

*Service Company will also provide and own a connecting 345 KV line from the Nuclear Plant to the Point Beach plant of the Wisconsin Electric Power Company system.

**Power Company will also provide and own a connecting 345 KV line from the Edgewater Plant at Sheboygan to Fond du Lac.

The foregoing division of ownership is based on the assumption that the 1976 Unit will be located in the Prairie du Sac area. In the event the 1976 Unit shall be at a location other than the Prairie du Sac area, and thus reduce the mileage of line for which Electric Company would otherwise be obligated above, Electric Company shall provide a mileage of line equivalent to such reduction at a location which will reduce the obligations of Power Company under this Agreement.

Each of the Companies shall severally provide and own all necessary substation, switching and metering equipment at terminal points located on the portion of the line which it owns, except as otherwise agreed with another Company or Companies or another interconnecting company.

Section 4.03. Line Construction. Each Company agrees severally to procure in its own name all necessary right of way for, and itself to construct, operate and maintain the portion of the 345 KV transmission line which it is to own. The Companies shall jointly plan and design the line prior to the commencement of construction in order to assure adequacy and compatibility of each portion thereof to perform its intended purpose at completion and for a reasonable period in the future.

Section 4.04. Line Operation. Each Company shall operate on an interconnected and coordinated basis the part of the 345 KV transmission line owned by it and, in the event of any interruption thereon which has not been scheduled by agreement of all of the Companies, shall use its best efforts to remove the cause of such interruption as soon as practicable and to restore its portion of the line to normal operating condition. Each Company agrees that the respective segments of the 345 KV transmission lines which it agrees to provide and own under this Article IV shall at all times during the term of this Agreement be held available by it for transmission without charge of the respective shares of the output of the Edgewater #4 Unit, the Nuclear Plant and the 1976 Unit to which the respective Companies are entitled, and that any transfer of its interest therein shall be made only upon conditions which shall effectively bind the transferee to the obligations of this Section 4.04.

Section 4.05. 1974 Line Extension. Electric Company shall own, construct, operate and maintain an extension from Madison to Rockdale (approximately 25 miles) of the initial 345 KV transmission line, such extension to be completed and placed in operation on or about July 1, 1974, upon the same terms herein provided as to the initial 345 KV transmission line.

Section 4.06. 1976 Line Extension. Power Company shall own, construct, operate and maintain an extension from Rockdale to interconnect with the 345 KV systems of other companies near the Wisconsin-Illinois border (approximately 33 miles) of the extended 345 KV transmission line, such extension to be completed and placed in operation on or about July 1, 1976, upon the same terms herein provided as to the initial 345 KV transmission line. In the event such extension shall not be built, Power Company will provide equivalent construction for such other interconnection as the Companies may agree.

ARTICLE V

1976 Unit

Section 5.01. Identification of 1976 Unit. The Companies through their Operating Committee to be constituted under the new Power Pool Agreement referred to in Section 1. 01, shall jointly plan the general characteristics of a major generating plant or unit (herein called the "1976 Unit") to be located at a mutually agreed site in southern Wisconsin on property now owned by Power Company, to be completed and placed in full operation sometime in 1976 and of a capacity consistent with the estimated combined capacity requirements of the Companies at completion and for a reasonable period thereafter, taking into account economic factors and the availability to the Companies of alternate sources of capacity.

Section 5.02. Ownership. The 1976 Unit, including the site and the substation facilities required to tie the plant or unit to the 345 KV bus, shall be owned by the Companies as tenants in common with undivided ownership interests which, unless otherwise mutually agreed by all of the Companies, shall be for each Company a percentage amount which is in the same ratio as its respective maximum "Accredited Demand" (as such term is defined in the existing Power Pool Agreement dated December 29, 1960, supplemented as referred to in Section 1. 01 hereof) for the calendar year preceding the date of entry of contract or purchase order for the first major component of the 1976 Unit bears to the sum of the maximum Accredited Demands of the Companies for such year. Such maximum Accredited Demands need not be coincidental. Participation in the capitalized costs of site, construction, operation and maintenance, and in the energy output of the 1976 Unit shall be in the same proportions as ownership.

Section 5.03. Construction and Operation. When the general characteristics and ownership percentages of the 1976 Unit have been established, the Companies will enter into a separate agreement for the construction and operation thereof under the general policy supervision of committees of the Companies and under the direct supervision of Power Company as the Operating Company therefor, but otherwise upon terms substantially as provided in Article III hereof with respect to the Nuclear Plant.

Section 5.04. Fixing Location of 1976 Unit. The Operating Committee will use its best efforts to establish the location of the 1976 Unit at the earliest possible date, and at all events not later than December 31, 1968, in order that transmission line and related construction planning by Electric Company may be properly coordinated.

ARTICLE VI

Transferability of Interests

Section 6.01. Policy. The relation of tenants in common in the construction, maintenance and operation of the Edgewater 330 MW Unit #4, the Nuclear Plant and the 1976 Unit (all of which Plant and Units are referred to in this Article VI as "Subject Properties"), as provided by this Agreement, and the agreements herein for the operation and maintenance thereof by selected Companies, are each undertaken in mutual trust and confidence in the financial responsibility, engineering and operating competence, efficiency and common objectives of the Companies. Since the effects of transfers of the interests of any of the Companies upon the rights and interests of the other Companies over the long term of this Agreement cannot be determined at this time, it must be presumed that such effects might be adverse. Therefore, each of the Companies, for the protection of itself and of each of the other Companies, agrees that its interests in this Agreement and its titles to and interests in all Subject Properties shall at all times during the term of this Agreement be subject to the provisions of this Article VI.

Section 6.02. Restrictions on Transfer - General. Each Company agrees that, during the term of this Agreement and except as specifically permitted under Sections 6.03 and 6.04, neither its interest in this Agreement nor its interest in any of the Subject Properties shall be assigned, transferred or otherwise disposed of or permitted or required to be partitioned, or shall be permitted to be subject to any lien or encumbrance of any character, without the written consent of the other Companies.

Section 6.03. Restrictions on Transfer - Exceptions. The provisions of Section 6.02 shall not restrict (a) dispositions and sales incident to renewals or replacements, or (b) the right of any Company to subject its own interest to the lien of any mortgage upon all or substantially all of its physical electric utility property, or (c) the right of any purchaser on foreclosure of any such mortgage to acquire any interest subject to any such mortgage, or (d) the right of any Company to transfer voluntarily its interest as an incident to any sale, merger or other transfer of all or a substantial part of its electric facilities as an operating entirety, if the transferee assumes the obligations of the transferor under this Agreement and has the ability and adequate financial responsibility to carry out such obligations. The exceptions in the foregoing clauses (b), (c) and (d) shall not be deemed to allow any of the Companies to grant, extend, transfer or permit to any mortgagee, purchaser on foreclosure or other transferee of its interest in any of the Subject Properties, any right to partition or to require partitioning of the Subject Properties.

Section 6.04. Paramount Right of Purchase. All titles to Subject Properties shall be held subject to the right of purchase provided in this Section in favor of the other Companies, which shall be paramount to the rights of any person (other than one or more of the Companies) who shall succeed to the interests of any of the Companies. If, at any time during the term of this Agreement, any purchaser upon foreclosure or upon partition, or any receiver or liquidator, or any trustee or assignee in bankruptcy, or any other transferee by operation of law or other wise of the interest of any Company in any of the Subject Properties or any successor or transferee of any thereof, shall be finally upheld in any claim of ownership of any of the Subject Properties (herein referred to as "Incident Creating Right of Purchase"), the other Companies shall have the right (but not the obligation) to elect to purchase (in proportion to the respective Ownership Shares of such other Companies, if more than one shall desire to purchase) the entire interest in the Subject Properties of or derived from such Company, at a purchase price equal to the depreciated book value thereof, as determined under the Uniform System of Accounts mentioned in Section 3.07 hereof. Notice of such election to purchase shall be served upon the holder of such interest within six (6) months after the Incident Creating Right of Purchase, and the purchase shall then be consummated within one (1) year-after service of such notice. If the Public Service Commission of Wisconsin, or any other regulatory agency having jurisdiction to approve or disapprove the purchase price shall decline to approve such purchase price and shall determine that a different price would be fair and reasonable, the other Companies shall have a like right, for a period of six (6) months after such determination becomes final, to elect to purchase at the different price so determined.

Section 6.05. Consent as Necessary for Bonding. Each of the Companies hereby consents that the restrictions of this Article VI on transfer and on any right of partition, and any other restriction, term or condition of this Agreement, shall be and hereby is waived and shall be inapplicable to the extent (but only to the extent) that it shall be finally determined, by a court of competent jurisdiction in an action or proceeding to which all of the Companies and their respective mortgagees are parties, that such restriction, term or condition would disqualify the interest of one or more of the Companies in Subject Properties from eligibility as the basis for the issuance of additional bonds under their respective mortgage indentures as in effect at the date of this Agreement.

ARTICLE VII

Section 7.01. Waivers. Any waiver at any time by any Company of its rights with respect to a default under this Agreement, or with respect to any other matter arising in connection with this Agreement, shall not be deemed a waiver with respect to any subsequent default or matter. Any delay, short of the statutory period of limitation, in asserting or enforcing any right under this Agreement, shall not be deemed a waiver of such right.

ARTICLE VIII

Section 8.01. Arbitration. It is mutually agreed between the Companies that all disputes arising out of the performance of this Agreement which cannot be mutually adjusted or otherwise determined by vote as herein provided, shall be referred promptly to a committee of arbitrators, consisting of one selected by each of the Companies which is a party to such dispute, and one or two additional arbitrators chosen by those thus selected (so that the committee shall not have an even number of members), and the decision of the majority of said committee shall be final and conclusive and binding upon the parties to the dispute. The cost of arbitration including the compensation of the arbitrators, but not the direct expense of any Company in presenting its contentions, shall be assessed by the arbitrators against the respective parties to the dispute in proportion to the extent to which the claims of each party shall be disallowed.

ARTICLE IX

Section 9.01. Term of Agreement. This Agreement shall continue in full force and effect until December 31, 2011 and for such longer period as the Companies shall by mutual agreement continue to operate either the Nuclear Plant or the 1976 Unit. Termination of this Agreement shall not terminate the provisions of Article VIII.

ARTICLE X

Section 10.01. Amendment. This Agreement may be amended from time to time or cancelled at any time, by an instrument or instruments in writing signed by all of the Companies (or their successors or assigns).

ARTICLE XI

Section 11.01. Successors and Assigns. This Agreement shall inure to the benefit of and bind the successors and assigns of the parties hereto, but it may be assigned in whole or in part only consistently with the provisions of Article VI hereof.

ARTICLE XII

Section 12.01. Paramount Authority. This Agreement and all of its provisions shall be subject to the paramount authority of the Public Service Commission of Wisconsin and of any other governmental authority having jurisdiction of the Companies or of the subject matter.

ARTICLE XIII

Notices and Communications

Section 13.01. Representatives. Each Company, by written notice signed by an executive officer delivered to each other Company, shall designate one representative and an alternate to receive notices and communications from another Company or Companies with respect to the subject matter of this Agreement and to deliver to the others, on behalf of such Company, notices, communications, decisions and approvals concerning the subject matter of this Agreement. The manner of making any decision by any Company or giving any approval by any Company shall be determined by such Company for itself but any communication received by any Company from a person designated by another Company pursuant to the preceding sentence (unless such designation shall have been previously revoked as provided in Section 13.02) may be conclusively relied upon by the recipient as having been authorized by said other Company.

Section 13.02. Change of Representatives. Any designation by a Company pursuant to Section 13.01 may be revoked by such Company by designating a substitute representative or alternate by a written notice signed by an executive officer and delivered to each of the other Companies.

IN WITNESS WHEREOF each of the parties has caused this Agreement to be duly executed.

WISCONSIN POWER AND LIGHT COMPANY

By /s/ Carl Forsberg

Chairman of the Board and Chief Executive Officer

Attest: /s/Donald Stokley

Secretary

WICONSIN PUBLIC SERVICE COPORATION

By /s/ Lee G. Roemer

President

Attest: C. R. Truss

Secretary

MADISON GAS AND ELECTRIC COMPANY

By Frederick Mackie

President

Attest: Beverly Duncan

Secretary

MUTUAL ASSIGNMENT OF OPTIONS,

CONTRACT RIGHTS AND

OTHER PROPERTIES

(1972 Nuclear Plant Project)

WISCONSIN POWER AND LIGHT COMPANY, WISCONSIN PUBLIC SERVICE CORPORATION and MADISON GAS AND ELECTRIC COMPANY each of which is a Wisconsin corporation and a party to the Joint Power Supply Agreement dated February 2, 1967 between them, providing among other things for the acquisition, construction and operation of the Nuclear Plant referred to in Section 3.01 of said Agreement, for the purpose of effectuating the intent and purpose of said Agreement, do each acknowledge, declare and agree as follows:

1.

All properties, whether real, personal, or mixed and whether tangible or intangible (including all options or contract rights for the acquisition of real property as the pro posed site or as alternate sites for said Nuclear Plant) now owned or hereafter acquired for the purposes of said Nuclear Plant, whether held at any time or from time to time in the name or names of one or more of the parties hereto or of any nominee, agent or contractor of any one or more of the parties hereto, shall at all times be owned by the parties hereto as tenants in common with undivided ownership interests in each of the following respective percentage shares in the whole and each and every item of such properties:

%
Wisconsin Public Service Corporation	41.2
Wisconsin Power and Light Company	41.0
Madison Gas and Electric Company	17.8

Wisconsin Public Service Corporation Wisconsin Power and Light Company Madison Gas and Electric Company

2.

In order further to confirm and establish their intended ownership in accordance with the aforesaid respective shares, each of the parties hereto hereby sells, assigns and transfers to the other parties, as tenants in common, all legal, equitable or other interest in any such property, whether now owned or hereafter acquired, which it may at any time have in excess of its respective percentage share aforesaid, in each case in such proportions to each other party so that the entire interest of the parties in such property shall be owned in the manner and in the respective shares hereinabove provided.

3.

Payment from the Joint Account provided under Section 3.08 of said Agreement, for any costs of site or other property acquisitions, whether to a party hereto or to other persons, shall conclusively establish that each and every item of property, the cost of which is so paid or reimbursed from said Joint Account, is owned and held by the respective parties as tenants in common with undivided ownership interests in the respective percentages hereinabove provided; but this provision shall not be construed as a limitation upon the provisions of paragraphs 1 or 2 hereof.

4.

Each of the parties hereto agrees that from time to time, upon request by either of the other parties, it will execute and deliver such further documents or instruments of transfer or confirmation of titles as may in the opinion of counsel for the requesting party be necessary or advisable to legally effectuate and carry out the intent and purpose of this instrument.

IN WITNESS WHEREOF each of the parties has caused this agreement to be duly executed, as of February 2, 1967.

WISCONSIN POWER AND LIGHT COMPANY

By /s/ Carl Forsberg

Chairman of the Board and Chief Executive Officer

Attest: /s/Donald Stokley

Secretary

WICONSIN PUBLIC SERVICE COPORATION

By /s/ Lee G. Roemer

President

Attest: C. R. Truss

Secretary

MADISON GAS AND ELECTRIC COMPANY

By Frederick Mackie

President

Attest: Beverly Duncan

Secretary

CONTRACT AGENCY AUTHORIZATION

(1972 Nuclear Plant Project)

WISCONSIN POWER AND LIGHT COMPANY, WISCONSIN PUBLIC SERVICE CORPORATION and MADISON GAS AND ELECTRIC COMPANY, each of which is a Wisconsin corporation and a party to the Joint Power Supply Agreement dated February 2, 1967 between them, providing among other things for the acquisition, construction and operation of the Nuclear Plant referred to in Section 3.01 of said Agreement, for the purpose of effectuating the intent and purpose of Section 3.05 of said Agreement, do each agree as follows:

1.

Wisconsin Public Service Corporation is hereby authorized, in the name of and as agent for Wisconsin Power and Light Company and in the name of and as agent for Madison Gas and Electric Company, and also in its own behalf (in each case in the percentages of their respective Ownership Shares set forth in Section 3.01 of said Joint Power Supply Agreement) to conduct negotiations for and to enter into all such contracts (which may be purchase order contracts), and after such entry to modify or cancel any such contracts, as it may deem necessary in order to carry out in efficient and timely fashion the mutual obligations of the parties in respect to (a) the acquisition, testing and preparation of the site or alternate sites for said Nuclear Plant, (b) the design and purchase of, materials, equipment and service for, and construction of, said Nuclear Plant and (c) all insurance to insure work under construction against risks usually insured against for such work.

2.

Wisconsin Public Service Corporation undertakes and agrees that all contracts made and all other actions by it as such agent will be made and done in accordance with good utility construction practices and in conformity with the determinations of general policy made by the Construction Committee constituted as provided in Section 3.02 of said Joint Power Supply Agreement. As soon as practicable after entry into any such contract, modification or cancellation which effects any significant commitment or other obligation of the parties hereto, Wisconsin Public Service Corporation shall give notice thereof to each of the other parties hereto and shall provide such copies or summaries as may be necessary for the accounting and other records of the parties.

3.

Delivery of a photocopy of this instrument to any person concerned, shall have the same effect as delivery of a signed counterpart hereof. No contractor, supplier or other person with whom Wisconsin Public Service Corporation may deal purportedly as agent hereunder shall be under any obligation to inquire into the right or authority of Wisconsin Public Service Corporation to so deal; and every such contractor, supplier or other person may conclusively assume that such dealings are authorized hereby, and that this instrument has been duly authorized by the respective parties hereto and continues in full force and effect, provided that written notice of modification or cancellation of this instrument shall not have been received by such contractor, supplier or other person from one or more of the parties hereto.

Dated this 21st day of April, 1967.

WISCONSIN POWER AND LIGHT COMPANY

By /s/ Carl Forsberg

Chairman of the Board and Chief Executive Officer

Attest: /s/Donald Stokley

Secretary

WICONSIN PUBLIC SERVICE COPORATION

By /s/ Lee G. Roemer

President

Attest: C. R. Truss

Secretary

MADISON GAS AND ELECTRIC COMPANY

By Frederick Mackie

President

Attest: Beverly Duncan

Secretary